Exhibit 10.36

LETTER OF AGREEMENT
I.C. ISAACS & COMPANY, INC.

1.	Services:
This letter of agreement (the “Agreement”) engages Cameron Associates, Inc. (“Cameron”) to provide investor relations services (outlined in Exhibit A as attached hereto and incorporated herein by reference) to I.C. Isaacs & Company, Inc. (“ISAC”) commencing on November 1, 2010.

2.	Compensation:
The monthly fee for these services will be $5,000 and will be billed on the first day of each month and payable upon receipt.  In addition, all fee and expense billings are payable upon presentation and we request that we be exempt from any company policy which extends payables beyond our time parameters.  Upon the Company raising an aggregate of $5,000,000 in equity capital from the date of this Agreement the monthly fee will increase to $10,000 in cash per month.

Upon execution of the Letter of Agreement ISAC agrees to issue to Cameron Associates, Inc. (tax ID #133384328) 6,000,000 ISAC common shares.

Expenses are billed quarterly and are presented as follows:
(a)
Office Expenses – directly allocated expenses will be billed on a quarterly basis.  Included are express mail, messengers, postage and photocopying related directly to production and distribution of ISAC materials, including investor kits and other marketing related items and which are realistic in the normal course of business.

(b)
Vendor – expenses such as Business Wire (dissemination of press releases) and CCBN (webcast/conference calls) will be billed direct by the vendor.  We will arrange and coordinate these services on your behalf, if requested.

(c)
Travel and Meeting Expenses – ISAC will reimburse Cameron Associates for expenses incurred while traveling on business related to the ISAC investor relations program.  Travel and meeting expenses will be approved in advance by ISAC.

3.	Indemnification:
You agree to indemnify and hold harmless Cameron from and against all losses, claims, damages, expenses or liabilities which we may incur arising out of, resulting from, or based upon any claim, action or proceeding by any third party based on information, representations, reports, or data with which you furnish us, to the extent that such information and material is used by us.

Likewise, Cameron agrees to indemnify and hold harmless ISAC from and against all losses, claims, damages, expenses and/or liabilities which may be incurred by ISAC arising out of, resulting from or based upon any claim, action or proceeding by any third party based on any acts or breach of this Agreement by Cameron.

4.	Termination:
Either party may cancel this Agreement upon 30 days written notice to the other party.  Upon termination any and all unpaid compensation and expenses are due within 5 business days of termination.

5.	Confidentiality:

(a)
The parties acknowledge that during the performance of this Agreement, ISAC may be required to disclose to Cameron certain information, which ISAC as the disclosing party, regards as proprietary or confidential. As used in this Agreement, the term "Information" shall refer to: (i) the existence, terms and conditions of this Agreement; (ii) ISAC’s trade secrets, business plans, strategies, methods and/or practices; (iii) any and all information which is governed by any now-existing or future non-disclosure agreement between the parties hereto; (iv) any other information relating to ISAC that is not generally known to the public, including information about ISAC personnel, products, customers, financial information, marketing and pricing strategies, services or future business plans; and (v) any and all analyses, compilations, studies, notes or other materials prepared which contain or are based on Information received from ISAC.

(b)
Cameron, as the receiving party of Information, agrees to keep confidential any Information in its possession as provided below. Cameron, as the receiving party, further understands and agrees that misuse and/or disclosure of such Information could adversely affect ISAC’s business or value of its publicly traded common stock.  Accordingly, Cameron, as the receiving party, agrees that, subject to the terms hereof, it shall use and reproduce such disclosed Information only for purposes of this Agreement and only to the extent necessary for such purpose and shall restrict disclosure of such Information to its officers, directors, employees, agents, consultants, attorneys or independent contractors (“Representatives”) with a need to know and shall not disclose such Information to any third party without prior written approval of ISAC.  Cameron agrees that it will give notice of this confidentiality provision to its Representatives and require such Representatives to comply with such covenant.

(c)   The foregoing obligations shall not apply to the extent Information:

(i)
Must be disclosed by Cameron to comply with any requirement of law or order of a court or administrative body (provided that Cameron Associates will endeavor to notify ISAC of the issuance of such order and cooperate in its efforts to convince the court or administrative body to restrict disclosure); or

(ii)	Is known to or in the possession of Cameron prior to the disclosure of such Information to Cameron, as evidenced by Cameron’s written records; or

(iii)	Is known or generally available to the public through no act or omission of Cameron or its Representatives in breach of this Agreement; or

(iv)	Is made available free of any legal restriction to Cameron by a third party not bound by confidentiality to ISAC.

(d)
Cameron shall promptly reimburse, indemnify and hold harmless ISAC and its Representatives and other persons acting on behalf, from and against any damage, loss or expense incurred by such indemnified person as a result of the breach of this confidentiality provision by Cameron or its Representatives.

(e)
Cameron’s duties of confidentiality under this Agreement will continue (i) for information that constitutes trade secrets under applicable law, for as long as such Information remains trade secret, and (ii) for all other Information, for the term of this Agreement and two (2) years thereafter.

6.	Miscellaneous:
This Agreement may not be assigned by either party without prior written consent of the parties.  If an assignment is authorized under this Agreement or applicable law, all terms and conditions shall be binding on the party’s successors and assigns.  This Agreement constitutes the entire understanding and agreement of the parties and supersedes all prior written or oral agreements with respect to the subject matter of this Agreement.  This Agreement may not be modified or amended without the express written agreement of both parties.  Waiver of any provision of this Agreement by a party shall not constitute a waiver of any other provision or waiver of the same provision at any other time.  Cameron is performing services and other obligations under the Agreement as an independent contractor and shall not be considered an employee or agent of ISAC.

AGREED AND ACCEPTED:

CAMERON ASSOCIATES, INC.			I. C. ISAACS & COMPANY, INC

/s/ Lester Rosenkrantz	Date:	11/3/10	/s/ Robert S. Stec	Date	11/3/10
Lester Rosenkrantz			Robert S. Stec
President			CEO,I.C. Isaacs & Company,Inc.

Exhibit A:  Investor Relations Services List

▪	Public documents and press releases
Draft, review and/or make suggestions to ISAC’s public documents such as annual reports (we can assist in writing and production as well), press releases, scripts and provide other such assistance as requested.

▪	Meet management
Set up one-on-one and group meetings with targeted micro-cap and small-cap portfolio managers and analysts both on the buy-side and sell-side of the investment community.

▪	Prompt feedback
Provide feedback on meetings and conference calls with institutional investors.

▪	Investor inquiries
Respond to all investor inquiries or direct inquiries to appropriate management personnel.

▪	Conference calls
Assist in the planning, updating, and orchestration of periodic conference calls.

▪	Targeted conferences
Target specific investment conferences for management presentations.

▪	Investor presentations
Assist in the preparation of investor presentations.

▪	Create e-mail database
Build these databases with new contacts initiated by Cameron.

▪	Investor fact sheet
Create a profile of ISAC for distribution.

▪	Web site management
Assist with the monitoring of the investor section of the ISAC website.  We will also add ISAC to Cameron’s website.

▪	Internet monitoring
Regularly monitor internet chat rooms and databases regarding ISAC and provide prompt reports of any items of interest or concern.